January 3, 2005

VIA AIR COURIER

Ms. Robin Josephs

1861 N. Orchard Street

Chicago, IL 60614

Dear Robin:

On behalf of Ian Strachan, we are delighted that you have joined the Board of Directors of Instinet Group Incorporated, effective January 1, 2005. We welcome your participation on the Board as well as on the Audit and Compensation Committees.

Moreover, this letter confirms the compensation arrangements with regard to your director and committee member duties. With effect from January 1, 2005, Instinet Group agrees to compensate you as follows:
Board Retainer
Stock Options (Initial One-Time Grant)	Instinet Group stock options (with seven year term) covering 25,000 shares that vest ratably over five years.
Stock Options (Annual Grant at Annual Shareholder Meeting)	Instinet Group stock options (with seven year term) with a present value of $50,000, vesting in one year.
Cash	$50,000 Annually (Paid Quarterly).
Board and Committee Meeting Fees	$1,000 Per Meeting (not to exceed two fees per day).
Other	Instinet Group carries an appropriate level of Director and Officers Liability Insurance.
You will be reimbursed business-class travel expenses to and from meetings.

Robin Josephs

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You will be nominated for re-election by the shareholders as a director at the annual shareholders meeting scheduled for May 16. Further, as discussed, should Instinet Group experience a change in control in 2005 that results in your being asked to leave your director's position, you will at minimum be paid the balance of the $50,000 annual cash retainer that has not already been paid to you.

I attach, for your information, a revised calendar of Board and Committee meetings for 2005.

We look forward to your involvement in Instinet Group Board matters.

Very truly yours,

/s/ Paul A. Merolla

enclosure

cc: Ian Strachan